Exhibit 10.4

Central Pacific Financial Corp. 2013 Stock Compensation Plan

Restricted Stock Unit Agreement

This Restricted Stock Unit Agreement (“Agreement”) is effective as of the “Date of Grant” stated in the accompanying Notice of Restricted Stock Unit Grant (“Notice”), between Central Pacific Financial Corp., a Hawaii corporation (“Company”), with its registered office at 220 South King Street, Honolulu, Hawaii, 96813 and the Participant stated in the Notice (the “Participant”), who is an employee of the Company or one of its Subsidiaries.

1)             Grant of Restricted Stock Units

a)             Amount.  The Company hereby grants to the Participant the number of restricted stock units stated in the Notice (“Restricted Stock Units”), where each Restricted Stock Unit represents an unfunded and unsecured right to receive one share of common stock of the Company (“Share”).  This grant is subject to the terms and conditions set forth below and is being made pursuant to the Central Pacific Financial Corp. 2013 Stock Compensation Plan (“Plan”).  Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

b)             Vesting.  This grant shall become vested and nonforfeitable on the dates or at such time as stated in the Notice (“Vesting Date”).

c)              Settlement.  Except as provided below, within 30 days following a Vesting Date, the portion of the Restricted Stock Units that vested on a particular Vesting Date shall be settled by the Company delivering one Share to the Participant for each Restricted Stock Unit that vested.

2)             Restrictions during Restriction Period

a)             Service Restriction.  The Restricted Stock Units shall be forfeited and transferred to the Company upon the Participant’s termination of employment with the Company and its Subsidiaries, for any reason prior to the “Vesting Dates” stated in the Notice.  In the event a Participant’s status changes among the positions of Employee, Director and Independent Contractor, any such change in status shall not constitute a “termination of employment” for purposes of earning, vesting, forfeiture or otherwise.

b)             Transfer Restriction.  None of the Restricted Stock Units may be sold, assigned, pledged, or otherwise transferred, voluntarily or involuntarily, by the Participant during the Restriction Period.

c)              Restriction Period.  For purposes of this grant, the term “Restriction Period” means the later of (i) with respect to all of the Restricted Stock Units, the period commencing on the Date of Grant and ending on the “Vesting Dates” stated in the Notice.

d)             Lapse of Restrictions.  The restrictions set forth in Sections 2.a. and 2.b. above shall lapse and no longer apply upon the expiration of the Restriction Period.

3)             Forfeiture

If the Participant’s employment with the Company and its Subsidiaries terminates for any reason prior to the final Vesting Date, the unvested Restricted Stock Units will automatically be forfeited and cancelled by the Company upon such termination of employment.

4)             Issuance of Shares; Registration; Withholding Taxes

The Company may postpone the issuance or delivery of the Shares underlying the Restricted Stock Units until:

a)             The completion of registration or other qualification of such shares or transaction under any state or federal law, rule, or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable;

b)             The receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules, and regulations, including applicable federal and state securities laws and listing requirements, if any; and

c)              The satisfaction of any amount necessary to satisfy any federal, state, or other governmental tax withholding requirements relating to the issuance of the Shares.  The Participant shall comply with any and all legal requirements relating to the Participant’s resale or other disposition of any Shares acquired under this Agreement.  The Company shall have the right to withhold with respect to the payment of any Share any taxes required to be withheld because of such payment, including the withholding of Shares otherwise payable due to the lapse of the restrictions.  The Participant shall comply with any and all legal requirements relating to the Participant’s resale or other disposition of any Shares acquired under this Agreement.  With respect to the settlement of any Restricted Stock Units, the Company shall withhold any amount of taxes required to be withheld because of such settlement or any allowable amount of taxes elected to be withheld by the Participant.  The Participant shall make arrangements satisfactory to the Company for the satisfaction of withholding obligations.  With the consent of the Company, withholding arrangements may include the following: (a) payment of cash by the Participant; (b) withholding of Shares that would be issued when the Restricted Stock Units are settled; and (c) payment from the proceeds of the sale of the Shares through a Company-approved broker.  Unless another arrangement applies, withholding obligations for the settlement of the Restricted Stock Units shall be satisfied by having the Company withhold Shares that otherwise would be issued to the Participant.  The Shares shall be valued at their “Fair Market Value” on the Vesting Date, where for this purpose, the term “Fair Market Value” shall mean the NYSE closing price on the Vesting Date or, if the Vesting Date is not a trading day, the next trading date following the Vesting Date.  Notwithstanding that settlement with respect to the Restricted Stock Units shall be made in the form of Shares, any applicable withholding of taxes shall be paid and remitted to the appropriate governmental authorities in the form of cash.

5)             Nonassignability

The Restricted Stock Units may not be sold, assigned, pledged, or transferred by the Participant.  Further, the Restricted Stock Units are not subject to attachment, execution, or other similar process.  In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Stock Units, or the levy of any attachment, execution, or other similar process of the Restricted Stock Units, the Committee may terminate the Restricted Stock Units by notice to the Participant.

6)             Share Adjustments

The number of Restricted Stock Units shall be adjusted proportionately for any increase or decrease in the number of issued Shares by reason of a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, or other like change in the capital structure of the Company.  The adjustment required shall be made by the Committee, whose determination shall be conclusive.

7)             Shareholder Rights

Neither the Participant nor any other person shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to the Restricted Stock Units and, accordingly, the Restricted Stock Units carry no voting rights.  The Restricted Stock Units are mere bookkeeping entries that represent the Company’s unfunded and unsecured obligation to issue Shares on a future date following satisfaction of the applicable service condition.  The Participant shall have no rights other than the rights of a general creditor of the Company.

8)             Dividend Equivalent Rights

The Participant shall have the right to accrue “dividend equivalents” with respect to the Restricted Stock Units (“Corresponding Restricted Stock Units”) in the same manner as dividends are paid to common shareholders of the Company.  All accrued dividend equivalents shall be subject to forfeiture while the Corresponding Restricted Stock Units are held by the Participant.  Upon vesting of the Corresponding Restricted Stock Units, the accrued dividend equivalents shall be paid to the Participant.  Dividend equivalents may be paid in cash or Shares in the same manner as dividends are paid to the common shareholders of the Company (including both ordinary dividends and extraordinary dividends).

9)             Participant Bound by Plan

The Participant hereby acknowledges receipt of a copy of the Plan and acknowledges that the Participant shall be bound by its terms, regardless of whether such terms have been set forth in this Agreement.  If there is any inconsistency between the terms of the Plan and the terms of this Agreement, the Participant shall be bound by the terms of the Plan.

10)      Amendment and Regulatory Limitations

This Agreement may be amended by the Committee at any time based on its determination that the amendment is necessary or advisable in light of any addition to, or change in, the Code or regulations issued thereunder, or any federal or state securities law or other law or regulation, or the Plan, or based on any discretionary authority of the Committee under the Plan.  However, unless necessary or advisable due to regulatory direction or a change in law, any amendment to this Agreement which has a material adverse effect on the interest of the Participant under this Agreement shall be effective only with the consent of the Participant.

11)      No Advice, Warranties, or Representations

The Company is not providing the Participant with advice, warranties, or representations regarding any of the legal or tax effects to the Participant with respect to the Restricted Stock Units or the settlement of Shares.  The Participant is encouraged to seek legal and tax advice from the Participant’s own legal and tax advisers.

12)      Continued Service

Neither the Plan nor this grant of Restricted Stock Units confers upon the Participant the right to continue as an employee of the Company or any of its Subsidiaries.  Subject to other applicable agreements with the Participant, the Company or a Subsidiary may discharge the Participant from employment at any time.

13)      Code Section 409A

This grant of Restricted Stock Units is intended to be exempt from Section 409A of the Code, and this Agreement is intended to, and shall be interpreted, administered and construed consistent therewith.  The Committee shall have full authority to give effect to the intent of this Section 12.

14)      Miscellaneous

This Agreement and the Plan set forth the final and entire agreement between the parties with respect to the subject matter hereof, which shall be governed by and construed in accordance with the laws of the State of Hawaii applicable to contracts made and to be performed in Hawaii.  This Agreement shall bind and benefit the Participant, the heirs, distributees, and personal representative of the Participant, and the Company and its successors and assigns.

BY ACCEPTING THIS AGREEMENT AND THE GRANT OF RESTRICTED STOCK UNITS PURSUANT TO THIS AGREEMENT, THE PARTICIPANT AGREES TO ALL THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND IN THE PLAN.